EX-99.13.b
Transfer Agency and Service Agreement
Between
CERTAIN INVESCO CLOSED-END FUNDS
and
Computershare Trust Company, N.A.
and
Computershare Inc.

     This AGREEMENT effective as of the 1st day of June, 2010 by and among each Invesco Closed End Fund, severally and not jointly, set forth in Appendix A, (collectively, the “Company”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively).
     WHEREAS, Invesco Ltd. (“Invesco”) has entered into an agreement to acquire Morgan Stanley’s retail asset management business, including certain Morgan Stanley closed-end funds (“Morgan Stanley Funds”) on June 1, 2010 (“Closing”);
     WHEREAS, at Closing, the Morgan Stanley Funds will change their names to the Invesco Closed End Funds as set forth in Appendix A and will not be subject to an initial public offering;
     WHEREAS, the Morgan Stanley Funds have in place a Transfer Agency and Service Agreement with the Trust Company and Computershare dated September 26, 2006 and as amended from time to time (“Morgan Stanley Agreement”);
     WHEREAS, Company desires to retain Trust Company as sole transfer agent and registrar, and administrator of its dividend reinvestment plan or direct stock purchase plan, and Computershare as processor of all payments received or made by Company under this Agreement;
     WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and
     WHEREAS, Trust Company and Computershare desire to continue such respective appointments and perform the services related to such appointments;
     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. CERTAIN DEFINITIONS.
     1.1 “Account” shall mean the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.
     1.2 “Agreement” shall mean this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.
     1.3 “Invesco Closed End Fund” shall mean each closed-end fund set forth in Appendix A, as amended from time to time.

     1.4 “Morgan Stanley Share” shall mean the Morgan Stanley Funds’ common stock and other classes of stock pursuant to the Morgan Stanley Agreement.
     1.5 “Plans” shall mean any Dividend Reinvestment, Direct Stock Purchase, or other investment programs administered for the Company.
     1.6 “Services” shall mean all services performed or made available by Transfer Agent pursuant to this Agreement.
     1.7 “Share” shall mean Company’s common stock, par value $0.01 per share authorized by Company’s Articles of Incorporation, and other classes of Company’s stock to be designated by Company in writing and which Transfer Agent agrees to service under this Agreement.
     1.8 “Shareholder” shall mean the holder of record of Shares.
     1.9 “Shareholder Data” shall mean all information maintained on the records database of Transfer Agent concerning Shareholders.
2. APPOINTMENT OF AGENT.
     2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company.
     2.2 Documents. In connection with the appointments herein, Company has provided or will provide the Transfer Agent with updated specimens of the signatures of the officers of Company authorized to sign written instructions and requests.
     2.3 Records. Transfer Agent may adopt as part of its records all Shareholders lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete. Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable. Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to Company in accordance with its request.
     2.4 Shares. Company shall, if applicable, inform Transfer Agent as soon as possible as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any stock certificate of any legend restricting the transfer of such Shares, or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to option and the details of such reservation; (v) any stock split or stock dividend; (vi) any other relevant event or special instructions which may affect the Shares; and (vii) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights.
     2.5 [INTENTIONALLY LEFT BLANK]
     2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by Transfer Agent for the carrying out or performing by Transfer Agent of the provisions of this Agreement.
3. STANDARD SERVICES.
     3.1 Share Services. Transfer Agent shall perform the Share Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Shareholder Account, and effect transfers of Shares upon receipt of appropriate documentation.
     3.2 Replacement Shares. Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Transfer Agent that such certificates have been acquired by a bona fide purchaser. Transfer Agent may, at its option, issue replacement Shares for mutilated stock certificates upon presentation thereof without such indemnity. Transfer Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.
     3.3 Internet Services. Transfer Agent shall make available to Company and Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.
     3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder Data. Company agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement.

Company shall take reasonable efforts to advise its employees and agents of its obligations pursuant to this Section 3.4.
     3.5 Third Party Content. Transfer Agent may obtain certain data included in the Services from third parties, and such third parties are solely responsible for the contents of such data and Company agrees to make no claim against Transfer Agent arising out of the contents of such data, including, but not limited to, the accuracy thereof.
     3.6 Compliance with Laws. Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.
4. DIVIDEND REINVESTMENT PLAN SERVICES.
     4.1 The Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that the Trust Company may subcontract to Computershare as permitted by applicable law (e.g. ministerial services).
     4.2 The Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.
5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.
     5.1 Declaration of Dividends. Upon receipt of written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Company declaring the payment of a dividend, Computershare shall disburse such dividend payments provided that in advance of the applicable check mailing date, Company furnishes Computershare with sufficient funds. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.
     5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.
     5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

     5.4 Plan Payments. Company hereby authorizes Computershare to receive all payments made to the Company (i.e. optional cash purchases) or the Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to the Company.
     5.5 Bank Accounts. Company acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in Computershare’s name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.
6. ADDITIONAL SERVICES. To the extent that Company elects to engage any entity other than Transfer Agent (“Vendor”) to provide any additional services (e.g. plans, restricted stock, corporate actions, etc.), Company shall give Transfer Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.
7. FEES AND EXPENSES.
     7.1 Fee and Service Schedules. Company agrees to pay Transfer Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the initial term of the Agreement (the “Initial Term”). Sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.
     7.2 Conversion Funds. If applicable, conversion funding required by any out of proof condition caused by a prior agent’s services shall be advanced to Transfer Agent prior to the commencement of Services.
     7.3 Invoices. Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.
     7.4 Late Payments.
(a)	If any undisputed amount in an invoice of Transfer Agent (for fees or reimbursable expenses) is not paid within 30 days after receipt of such invoice, Company shall pay Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic Transfer Agent) published by the New York edition of The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Company on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)	The failure by Company to (i) pay an invoice within 90 days after receipt of such invoice or (ii) timely pay two consecutive invoices shall constitute a material breach pursuant to Section 12.4 below. Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Company with 30 days to cure such breach.
8. REPRESENTATIONS AND WARRANTIES.
     8.1 Transfer Agent. Transfer Agent represents and warrants to Company that:
(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement;

(b)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement, and it has and will continue to have a commercially reasonable disaster recovery plan; and

(c)	Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.
     8.2 Company. Company represents and warrants to Transfer Agent that:
(a)	Governance. Each Invesco Closed End Fund is a trust or corporation duly organized, validly existing and in good standing under the laws of the state(s) designated in Appendix A, and each has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action and constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party to (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) exchange rules; and

(c)	Securities Act of 1933. The Morgan Stanley Funds previously made an initial public offering of Morgan Stanley Shares; therefore, Company is not making a public offering of its Shares. Accordingly, Company is not required to file or maintain a currently effective registration statement under the 1933 Act, nor is Company required to make any state securities law filings with respect to the Shares. Company will immediately notify Transfer Agent of any information to the contrary. Notwithstanding the foregoing, Company represents that, to the best of its knowledge, and as provided under the Morgan Stanley Agreement, a registration statement under the 1933 Act was filed and all appropriate state securities law filings were made with respect to all Morgan Stanley Shares offered for sale except for any Morgan Stanley Shares which were offered in a transaction or series of transactions which were exempt from the registration requirements of the 1933 Act and state securities laws.
9. INDEMNIFICATION AND LIMITATION OF LIABILITY.
     9.1 Company Indemnity. Company shall indemnify and hold Transfer Agent harmless from and against, and Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to:
(a)	all actions of Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	Company’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of Company hereunder;
(c)	The reliance on or use by Transfer Agent or its agents or subcontractors of any (i) information, records, data, and documents which have been prepared and/or maintained by Company or any other person or firm on behalf of Company, including any former transfer agent or registrar, and provided to Transfer Agent or its agents or subcontractors; (ii) paper or document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders and their authorized agents or representatives (e.g. power of attorney); and (iii) electronic instructions from Company or Shareholders and their authorized agents or representatives (e.g. power of attorney) submitted through Internet Services or any other electronic means pursuant to security procedures established by Transfer Agent;
(d)	The negotiation and processing of all checks, including checks that are tendered to Transfer Agent for the purchase of Shares; and

(e)	The recognition, acceptance, or processing by Transfer Agent of stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of Company, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.
     9.2 Instructions. From time to time, Company may provide Transfer Agent with instructions concerning the Services. In addition, at any time Transfer Agent may apply to any officer of Company for instruction, and may consult with legal counsel for Transfer Agent or Company with respect to any matter arising in connection with the Services to be performed by the Transfer Agent under this Agreement. Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Transfer Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.
     9.3 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold Company harmless from and against any and all Losses arising out of or attributable to: (a) Transfer Agent’s refusal or failure to comply with the terms of this Agreement, (b) Transfer Agent’s negligence or willful misconduct, or (c) Transfer Agent’s breach of any representation or warranty hereunder, in each case for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that excluding Transfer Agents bad faith and willful misconduct, Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed $1,000,000.00 (one million dollars).
     9.4 Notice. In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.
10. DAMAGES. No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.
11. CONFIDENTIALITY.
     11.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder information (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.
     11.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.
     11.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other patty the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each patty expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

     11.4 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:
(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other patty’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.
     11.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.
12. TERM AND TERMINATION.
     12.1 Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.
     12.2 Early Termination. Notwithstanding anything herein to the contrary, should Company terminate this Agreement prior to the expiration of the then current Initial or Renewal Term, for any reason, including but not limited to, its liquidation, acquisition, merger or restructuring, Company shall pay to Transfer Agent (a) the fees and expenses incurred as of the termination date, (b) additional fees accelerated through the end of, and including all months that would have remained in, the Initial Term or Renewal Term in effect at the time of termination, and (c) conversion costs and expenses in accordance with Section 12.3 of this Agreement. The fees set forth in Section 12.2(b) will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 12.1 of this Agreement, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert the Company’s records on the date requested by Company. This Section 12.2 shall not apply if Transfer Agent is terminated pursuant to Section 12.4 of this Agreement.
     12.3 Costs and Expenses. In the event of the expiration or termination of this Agreement by either party, Company agrees to pay all costs and expenses associated with the movement of records and materials to Company or the successor agent, including (a) all reasonable out-of-pocket costs; and (b) expenses in an amount equal to 10% of the aggregate fees (not including reimbursable expenses) incurred by Company during the immediately preceding twelve (12) month period; provided, however, such expense amount under this Section 12.3(b) shall in no event be less than one thousand ($1,000.00) dollars.
     12.4 Termination. This Agreement may be terminated at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties.
13. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Transfer Agent without the written consent of the other; provided, however, that Transfer Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-l promulgated under the Securities Exchange Act of 1934, as amended.
14. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.
     14.1 Subcontractors. Transfer Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.
     14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.
15. MISCELLANEOUS.
     15.1 Notices. Any notice or communication by Transfer Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:	Invesco Closed End Funds
c/o Invesco Advisers, Inc.
11 Greenway Plaza, Suite 2500
Houston, TX 77046-1173
Attn: President and General Counsel

If to Transfer Agent:	Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: General Counsel
     15.2 [INTENTIONALLY LEFT BLANK]
     15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     15.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors/Trustees of Company.
     15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     15.6 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
     15.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
     15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Transfer Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.
     15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.
     15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.
     15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.
     15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and not presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
     15.15 Several and Not Joint Agreement. This Agreement shall be deemed to be a separate agreement with each Invesco Closed End Fund, and each reference herein to “Company” shall be deemed to be a reference to each such Invesco Closed End Fund severally and not jointly. The term “Company” is used collectively herein for the sake of convenience only and shall in no way be deemed to impose or create any joint duties, obligations or liabilities among the Invesco Closed End Funds. No liability, duty or obligation attributable to an Invesco Closed End Fund under this Agreement shall be attributable to any other Invesco Closed End Fund; provided, however, that nothing herein shall be construed to prevent any fees, costs or expenses under this Agreement from being allocated among the Invesco Closed End Funds on such basis as the Board of Directors/Trustees of each Invesco Closed End Fund shall deem necessary, desirable or appropriate.
[The remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare
Trust Company, N. A.	Invesco Closed End Funds

On Behalf of Both Entities:	On behalf of each entity listed in Appendix A,
severally and not jointly

By:	By: /s/ John Zerr

Name: Martin J. McHale, Jr.	Name: John Zerr

Title: President, U.S. Equity Services	Title: Senior Vice President

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare
Trust Company, N. A.	Invesco Closed End Funds

On Behalf of Both Entities:	On behalf of each entity listed in Appendix A, severally and not jointly

By: /s/Martin J. McHale, Jr.	By:

Name: Martin J. McHale, Jr.	Name:

Title: President, U.S. Equity Services	Title:

APPENDIX A

Fund	Incorporation
Invesco California Insured Municipal Income Trust	Massachusetts Business Trust
Invesco California Quality Municipal Securities	Massachusetts Business Trust
Invesco High Yield Investments Fund, Inc.	Maryland Corporation
Invesco Insured California Municipal Securities	Massachusetts Business Trust
Invesco Insured Municipal Bond Trust	Massachusetts Business Trust
Invesco Insured Municipal Income Trust	Massachusetts Business Trust
Invesco Insured Municipal Securities	Massachusetts Business Trust
Invesco Insured Municipal Trust	Massachusetts Business Trust
Invesco Municipal Income Opportunities Trust	Massachusetts Business Trust
Invesco Municipal Income Opportunities Trust II	Massachusetts Business Trust
Invesco Municipal Income Opportunities Trust III	Massachusetts Business Trust
Invesco Municipal Premium Income Trust	Massachusetts Business Trust
Invesco New York Quality Municipal Securities	Massachusetts Business Trust
Invesco Prime Income Trust	Massachusetts Business Trust
Invesco Quality Municipal Income Trust	Massachusetts Business Trust
Invesco Quality Municipal Investment Trust	Massachusetts Business Trust
Invesco Quality Municipal Securities	Massachusetts Business Trust
5/12/2010

FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES
between
INVESCO CLOSED END FUNDS
and
COMPUTERSHARE INC.
and
COMPUTERSHARE TRUST COMPANY, N.A.
     This Fee and Service Schedule is by and between, Computershare Inc. (formerly known as Computershare Shareholder Services, Inc.) (“Computershare”) and Computershare Trust Company, N.A. (the “Trust Company”), (collectively, “Transfer Agent”) or individually “Computershare” and the “Trust Company”, respectively and each Invesco Closed End Fund, severally and not jointly, named on Appendix A (the “Company”), whereby the Transfer Agent will perform the following services for the Company. This Fee and Service Schedule (“Schedule”) is an attachment to the Agreement. Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.
TERM
     The fees set forth in this Schedule shall be effective for a period of three (3) years, commencing from the effective date of June 1, 2010 (the “Initial Term”). Sixty (60) days before the expiration of the Initial Term or a Renewal Term, whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased (a) by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the contract, as published by the Bureau of Labor Statistics of the United States Department of Labor; or (b) to the Transfer Agent’s minimum fees then in effect, whichever is greater. Fees will be increased on this basis for each successive Renewal Term.
FEES
Ongoing Account Management*
     This fee covers all administration of the services listed in the services section except as noted below. Out of pocket costs associated with providing these services will be charged separately.

$8,500.00*	Per Annual Stock Transfer/Registrar Fee, per fund for monthly dividend paying funds
$6,500.00*	Annual Stock Transfer/Register Fee per fund for all other funds
$500.00	One-time IPO set up fee for any new fund

*	Shareholder cap for each fund is 2,000 open accounts. If shareholder base exceeds, then pricing will be reviewed at that time.
Includes the standard Transfer Agent and Registrar services as stated in the following sections:
Lost Owner/Shareholder Search Services
•	SEC Electronic Database Search	Included

•	National Change of Address (NCOA) Search	Included
SERVICES
Administrative Services
•	Annual administrative services as Transfer Agent and Registrar for the closed-end funds of the Company

•	Assignment of relationship manager
Account Maintenance (per fund)
•	Maintain registered Shareholder accounts to include the following services:

•	Create new Shareholder accounts

•	Post and acknowledge address changes

•	Process other routine file maintenance adjustments

•	Post all transactions, including debit and credit certificates, to the Shareholder file

•	Respond to requests for audit confirmations

•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting

•	Obtain tax certifications
Share Issuance (per fund)
•	Production and mailing of daily transfer reports

•	Issue, cancel and register Shares

•	Process all legal transfers as appropriate

•	Combine certificates into larger and/or smaller denominations

•	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Transfer Agent policy (subject to Shareholder-paid fee and bond premium)

•	Place, maintain and remove stop-transfer notations
Shareholder Communications (per fund)
•	Provide Company-specific Shareholder contact number;

•	Provide IVR 24/7 (subject to system maintenance);

•	Respond to Shareholder inquiries (written, e-mail and web);

•	Record all Shareholder calls;

•	Scan and image incoming correspondence from Shareholders;
Direct Registration System (“DRS”) (per fund)
•	Register, issue and transfer DRS book-entry shares

•	Issue DRS statements of holding

•	Provide shareholders with the ability to sell shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility

•	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS sales facility

•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS sales facility, in accordance with the terms and conditions of the facility

•	Coordinate the mailing of advices to shareholders

•	Accept and deposit certificated shares into a DRS position
Online Access (per fund)
•	Provide availability to “Issuer Online,” which provides access to Company and Shareholder information administered by Transfer Agent, which permits data management including accessing standard reports such as Top 10 — 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range

•	Provide availability to “Investor Centre,” which provides Shareholder account information, transaction capabilities, and downloadable forms and FAQs

•	Provide On-Demand Reporting to allow Company to generate non-standard reports 24/7 at Transfer Agent’s standard fee for such reports
Dividend Services (per fund)
•	Receive full funding before or on mailing date by 11:00 a.m., Eastern Standard Time via Federal Funds Wire, ACH or Demand Deposit Account debit

•	Coordinate the mailing of quarterly dividends with an additional enclosure with each dividend check

•	Prepare and file Federal Information Returns (Form 1099) of dividends paid in a year

•	Prepare and file State Information Returns of dividends paid in a year to Shareholders resident within such state

•	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from Non-Resident Aliens

•	Coordinate the mailing of Form 1099 to Shareholders

•	Coordinate the email notification to Shareholders of the online availability of Form 1099

•	Replace lost dividend checks

•	Reconcile paid and outstanding checks

•	Code “undeliverable” accounts to suppress mailing dividend checks to same

•	Keep records of accumulated uncashed dividends

•	Prepare a hard copy dividend list as of each dividend record date

•	Perform the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:
•	Withhold tax from Shareholder accounts not in compliance with the provisions of the Act

•	Reconcile and report taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service

•	Mail to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding

•	Perform Shareholder file adjustments to reflect certification of accounts
ACH Services (per fund)
•	Review cards for accuracy and completeness and identifying cards with incomplete information

•	Mail cure letter to Shareholders with incomplete cards

•	Identify cards received after the cut-off date

•	Shareholder Online ACH Enrollments

•	Code accounts for ACH and performing pre-note test

•	Identify rejected ACH transmissions mail dividend check and explanation letter to Shareholders with rejected transmissions

•	Respond to Shareholder inquiries concerning the ACH Program

•	Code cards received after cut-off date

•	Calculate on a quarterly basis the Share breakdown for ACH vs. other dividend payments and notifying the Company of funding amount for ACH transmissions and other payable date funds

•	Credit ACH designated bank accounts automatically on dividend payable date

•	Maintenance of ACH participant file, including coding new ACH accounts

•	Process termination requests

•	Keep adequate records including retention of authorization cards
Investment Plan Services (per fund)
•	Maintain plan accounts and establish new participant accounts

•	As requested, invest dividend monies and Optional Cash Purchases per the plan document

•	Coordinate the mailing of statements and/or transaction advices to Plan participants when activity occurs

•	Coordinate an email notification to requesting Plan participants of the online availability of their plan statements

•	Process automatic investments via the ACH purchase facility

•	Process termination and withdrawal requests

•	Provide plan participants with the ability to sell shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction, in accordance with the terms of the Plan

•	Process sale requests within the appropriate timeframe based on the type of service requested and the stipulations of the plan

•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the plan sales facility, in accordance with the terms and conditions of the plan

•	Issue the proper tax forms and perform the required reporting to the IRS

•	Accept and deposit certificated shares into the plan’s safekeeping facility

•	Coordinate the mailing of Form 1099div to participants, including plan participants and perform related filings with the IRS

•	Supply summary reports for each reinvestment/investment to client if requested
International Currency Exchange Services (per fund)
•	Allow Shareholders to elect to receive sale proceeds and dividend payments in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Transfer Agent’s guidelines (fees paid by Shareholders)
Annual Meeting Services (per fund)
•	Prepare a full Shareholder list as of the Annual Meeting Record Date

•	Address proxy cards for all registered Shareholders

•	Coordinate the mailing of the proxy card, proxy statement, return envelope and Annual Report to all registered Shareholders

•	Receive, open and examine returned proxies

•	Writing in connection with unsigned or improperly executed proxies

•	Tabulate returned proxies

•	Provide on-line access to proxy vote status

•	Attend Annual Meeting as Inspector of Election (travel expenses billed as incurred)

•	Prepare a final Annual Meeting list reflecting how each account has voted on each proposal

•	Proxy card typesetting included

•	Provide Internet and telephone voting (set up only)
Additional Annual Meeting Services (SUBJECT TO ADDITIONAL FEES) (per fund)
•	Electronic delivery of proxy material

•	Accept and load other related proxy files, 401K, ESPP and other stock issues not on our recordkeeping system

•	Match load related proxy files to registered Shareholder base to eliminate duplicate mailings

•	Provide householding of materials to the same address

•	Provide Internet and telephone voting

•	Provide services related to notice and access requirements including web hosting of materials, notice only mailings, and mixed mailings.

•	Provide proxy solicitation services by Georgeson

•	Broker search and beneficial or “street holder” distribution

•	Provide financial printing of l0ks, proxy statements and other related documents
Direct Filing of Abandoned Property (per fund)
•	Coordinate the mailing of due diligence notices to all qualifying Shareholder accounts as defined by the state filing matrix

•	Process returned Due Diligence notices and remitting property to Shareholders prior to escheatment

•	Prepare and file Preliminary and Final Abandoned Property Reports

•	Prepare and file checks for each state covering unclaimed funds as per state requirements

•	Issue and file stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions

•	Retain, as required by law or otherwise, records of property escheated to the states and responding, after appropriate research, to Shareholder inquiries relating to same

•	Due Diligence card typesetting included
Lost Owner/Shareholder Search Services (per fund)
•	Perform electronic database searches in accordance with SEC requirements

•	Update new addresses provided by search firm

•	Send verification form to Shareholder to validate address

•	Reissue abandoned property held to Shareholders upon receipt of signed verification form
Contact Center Services
•	When required and upon not less than one hour’s notice from any of the Designated Representatives set forth on the attached Schedule A, the Company shall have use of Transfer Agent’s standard call center services (“Contact Center Services “) and call center personnel, for a period of no more than 48 hours (the “Prescribed Period”) beginning at 9:00 AM EST to 5:00 PM EST. Following the expiration of the Prescribed Period and/or notification from a “Designated Representative” prior to the expiration of the Prescribed Period, Transfer Agent will discontinue the Contact Center Services.

•	Contact Center Services required beyond the Prescribed Period will require the Company to make another request for Contact Center Services.

•	The notification of commencement of Contact Center Services shall be delivered by one of the Company’s designated representatives, as set forth in Schedule B no less than one hour prior to the time of commencement of Contact Center Services. If notice is provided during non-business hours or on a weekend or holiday, Contact Center Services shall begin one hour from the commencement of the next business day.

•	If, in the event that the Company requires use of Transfer Agent’s contact center personnel beyond the Prescribed Period, the Company will provide notice of such extension 5 hours in advance. Transfer Agent shall otherwise perform in accordance with those terms in the attached Schedule A, the terms of which are incorporated herein by reference.
Contact Center Services Fees
•	Company will route calls from their Houston call center to the Transfer Agent call center where they will be answered by Transfer Agent personnel. Transfer Agent personnel will also be responsible for manually logging calls that will require written correspondence and/or return calls from Company.

•	Daily Usage Fee: $25.00 per fund per day.

•	Maximum of $500.00 per day per fund family.

•	The above Fees may be changed from time to time based on, but not limited to fund growth, call volume and events, and as agreed upon in writing between the Transfer Agent and Company.

•	The foregoing fees and charges may increase annually. Annual increases will be in the amount equal to the annual percentage of change in the Consumer Price Index in the Boston, Boston-Standard Metropolitan Statistical Area as last reported by the U.S. Bureau of Labor Statistics, but not to exceed 5%. The “fees and charges” increase shall be effective as of the first day of the month immediately following the month during which the anniversary occurred.
Additional Services
Items not included in the fees and services set forth in this Schedule include, but are not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, unvested stock program, DWAC services provided to broker dealers, audit services, services provided to a vendor of the Company, or any services associated with a special project, and are to be billed separately, on an appraisal basis.
Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Standard Services and shall be billed by appraisal. All additional services not specifically covered under this Schedule will be billed by appraisal, as applicable.
Billing Definition of Number of Accounts
For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period. An open account shall mean the account of each Shareholder which account shall hold any full or fractional Shares of stock held by such Shareholder, outstanding funds, or reportable tax information.
Out-of-Pocket Expenses
In addition to the fees above, the Company agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to postage, forms, telephone, taxes, records storage, exchange and broker fees, or advances incurred by the Transfer Agent for the items set out in Exhibit A attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company.

Bank Accounts
The Company acknowledges that the bank accounts maintained by Computershare in connection with the services hereunder will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

ACCEPTANCE
     In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.

Computershare Inc.
Computershare Trust Company, N. A.	Invesco Closed End Funds

On Behalf of Both Entities:	On behalf of each entity listed in Appendix A,
severally and not jointly

By:	By: /s/John Zerr

Name:	Name: John Zerr

Title:	Title: Senior Vice President

This Fee and Service Schedule shall serve as an attachment to the Transfer Agency and Service Agreement dated June 1, 2010.

ACCEPTANCE
     In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.

Computershare Inc.
Computershare Trust Company, N. A.	Invesco Closed End Funds

On Behalf of Both Entities:	On behalf of each entity listed in Appendix A, severally and not jointly

By: /s/Martin J. McHale	By:

Name: Martin J. McHale	Name:

Title: President, U.S. Equity Services	Title:

This Fee and Service Schedule shall serve as an attachment to the Transfer Agency and Service Agreement dated June 1, 2010.

Exhibit A
Out of Pocket Expenses
     Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee and Service Schedule and are billable as incurred.
•	Postage (outgoing and business reply)

•	Envelopes

•	Forms and stationery

•	Printing

•	Enclosing (proxy cards, dividend checks, etc.)

•	Fulfillment (transfer packages, new account packages, DRIP enrollment packages)

•	Proxy proof set-up

•	Record retention

•	Insurance premiums (mailing certificates)

•	Delivery and freight charges (including overnight delivery; Airborne Express, FedEx, etc.)

•	Destruction of excess/obsolete material

•	Telephone usage and line expenses

•	Regulatory reports

•	NCOA searches
Please Note:
Good funds to cover postage expenses in excess of $10,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $10,000 will be billed as incurred.
Overtime charges will be assessed in the event of a late delivery to the Transfer Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

APPENDIX A
Invesco California Insured Municipal Income Trust
Invesco California Quality Municipal Securities
Invesco High Yield Investments Fund, Inc.
Invesco Insured California Municipal Securities
Invesco Insured Municipal Bond Trust
Invesco Insured Municipal Income Trust
Invesco Insured Municipal Securities
Invesco Insured Municipal Trust
Invesco Municipal Income Opportunities Trust
Invesco Municipal Income Opportunities Trust II
Invesco Municipal Income Opportunities Trust III
Invesco Municipal Premium Income Trust
Invesco New York Quality Municipal Securities
Invesco Prime Income Trust
Invesco Quality Municipal Income Trust
Invesco Quality Municipal Investment Trust
Invesco Quality Municipal Securities
5/12/2010

SCHEDULE A
DESIGNATED REPRESENTATIVES
The following persons, presently and until Transfer Agent is advised to the contrary are deemed “Designated Representatives” for the purposes of the notification. This list of authorized Designated Representatives is subject to amendments for time to time by written notice from Company.

Invesco Associate	Title	Phone	Email
Bill Galvin	President	713-214-4629	bill.galvin@invesco.com

Rhonda Dixon-Gunner	Senior Officer	713-214-1209	rhonda.dixon-gunner@invesco.com

Walter Gray	TBD	TBD	TBD

Laurie Jones	TBD	TBD	TBD

Jesse Dean	Officer	713-214-1107	jesse.dean@invesco.com

Cheri Stone	Officer	713-214-7427	cheri.stone@invesco.com

DESIGNATED COMPUTERSHARE TRUST COMPANY REPRESENTATIVES

Computershare
Associate	Title	Phone	Email
Christopher Brown	Senior Account Manager	(781)575-2973	christopher.brown@computershare.com

Tyler Haynes	Managing Director	(781)575-2560	tyler.haynes@computershare.com

James McPartlin	Managing Director	(781) 575-2797	james.mcpartlin@computershare.com

PROCEDURES/CONSIDERATIONS:
Upon notification, Transfer Agent will assign at least 2 Full Time Employees to answer Company shareholder calls. Transfer Agent will provide Company with a report twice a day that will provide total calls which will include the following: IVR Calls, CSR Calls, Abandoned Calls, Average Speed of Answer (ASA) and any CSR call that could not be resolved at the point of contact. Transfer Agent will provide additional resources, if available and when warranted, to assist in managing call volumes and a reasonable average speed of answer (ASA) as compared to the existing level of service currently provided internally by Company.
Company will provide Transfer Agent with a list of ‘current events’ and Company specific information to assist in ‘point of contact’ resolution. Transfer Agent employees will have a split skill set which will allow them to answer other shareholder/client calls in addition to dedicated Company telephone calls.